Exhibit (a)(1)(E)

NOTICE OF WITHDRAWAL
OF
PREVIOUSLY TENDERED
UNITS OF LIMITED PARTNERSHIP INTEREST OF
WESTIN HOTELS LIMITED PARTNERSHIP
TO
KALMIA INVESTORS, LLC

To:	Kalmia Investors, LLC
601 Carlson Parkway, Suite 200
Minnetonka, MN 55305

Ladies and Gentlemen:

     The following units of limited partnership interest (the “Units”) of Westin Hotels Limited Partnership (the “Partnership”) previously tendered to Kalmia Investors, LLC (“Kalmia”), in accordance with the Offer to Purchase dated January 8, 2004, are hereby withdrawn.

     DESCRIPTION OF UNITS WITHDRAWN

AND
SIGNATURE OF LIMITED PARTNER(S)

     All registered holders of Units must sign exactly as their names appear on the Partnership records and in the same manner as the signature in the Agreement of Sale previously submitted to Kalmia. See Instructions on the reverse hereof.

     NUMBER OF UNITS WITHDRAWN:

X	X

(Signature of Owner)	(Signature of Joint Owner)

Print Name	Print Name
X	X

(Signature of Individual if not Owner)	(Signature of Individual if not Owner)

Print Name, Capacity and Title	Print Name, Capacity and Title
Address:	Address:

Telephone No. (Day):	Telephone No. (Day):

Telephone No. (Evening):	Telephone No. (Evening):

SIGNATURE MEDALLION GUARANTEE

Name and Address of Eligible Institution:

Authorized Signature:	X

Name:
Title:
Date:

INSTRUCTIONS FOR WITHDRAWAL

OF

PREVIOUSLY TENDERED UNITS OF LIMITED PARTNERSHIP INTEREST IN
WESTIN HOTELS LIMITED PARTNERSHIP

TO

KALMIA INVESTORS, LLC

1. DELIVERY OF NOTICE OF WITHDRAWAL FROM THE KALMIA OFFER. If you are withdrawing Units previously tendered pursuant to the offer by Kalmia Investors, LLC and related investors dated January 8, 2004 (the “Kalmia Offer”), please complete and execute the Notice of Withdrawal of Previously Tendered Units of Westin Hotels Limited Partnership to Kalmia Investors, LLC (“Notice of Withdrawal from the Kalmia Offer”) that is on the other side of this page, and send the executed document to:

Kalmia Investors, LLC

601 Carlson Parkway, Suite 200
Minnetonka, MN 55305

      KALMIA MUST RECEIVE THE NOTICE OF WITHDRAWAL FROM THE KALMIA OFFER PRIOR TO THE EXPIRATION DATE OF THE KALMIA OFFER OR, IF PAYMENT HAS NOT BEEN MADE FOR UNITS TENDERED BY MARCH 8, 2004, PRIOR TO THE DATE ON WHICH PAYMENT IS MADE FOR TENDERED UNITS, WHICH IS EXPECTED TO BE MARCH 31, 2004, OR SOON THEREAFTER.

2. INADEQUATE SPACE. If any space provided in the Notice of Withdrawal from the Kalmia Offer is inadequate, please list any additional information on a separate schedule and attach the separate schedule to the Notice of Withdrawal from the Kalmia Offer.

3. SIGNATURE ON NOTICE OF WITHDRAWAL. The Notice of Withdrawal from the Kalmia Offer must be signed, as applicable, by the person(s) who signed the Agreement of Sale relating to the Kalmia Offer, in the same manner as such Agreement of Sale was signed. The signatures must correspond exactly with the name(s) as they appear on the Partnership records. If any Units tendered pursuant to the Offer to Purchase are registered in the names of two or more joint holders, all such holders must sign, as applicable, the Notice of Withdrawal from the Kalmia Offer. If the Notice of Withdrawal from the Kalmia Offer is signed by any trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or others acting in a fiduciary capacity, such persons should so indicate when signing and must submit proper evidence of their authority to act.

4. MEDALLION-GUARANTEE. The signature(s) on the Notice of Withdrawal from the Kalmia Offer must be Medallion Guaranteed by a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States, a brokerage firm that is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc.

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